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                                                                      EXHIBIT 11

                               Pinkerton's, Inc.

                       COMPUTATION OF EARNINGS PER SHARE

                     (In thousands, except per share data)

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

                                                           Year Ended
                                 -----------------------------------------------------------------
                                  December 27,             December 29,              December 30,
                                      1996                     1995                      1994
                                 --------------           --------------            --------------
Net income (loss)                 $     12,450             $     10,500              $    (10,242)
                                 ==============           ==============            ===============

Weighted average number of
shares outstanding                       8,353                    8,312                     8,265

Dilutive effect of outstanding
stock options                              178                       39                        23
                                 --------------           --------------            ---------------

Weighted average number of
shares, as adjusted, for
calculation of earnings (loss)
per share                                8,531                    8,351                     8,288
                                 ===============          ===============           ===============

Net income (loss) per common
share                             $       1.46             $       1.26              $      (1.24)
                                 ===============          ===============           ===============
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